UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________________

Theater Xtreme Entertainment Group, Inc.
(Exact name of registrant as specified in its charter)

Florida	65-0913583
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

250 Corporate Boulevard, Suite E, Newark, DE	19702
(Address of principal executive offices)	(Zip Code)

2008 EQUITY INCENTIVE PLAN
(Full title of the plan)

Robert G. Oberosler
250 Corporate Boulevard
Suite E
Newark, Delaware 19702

(Name and address of agent for service)

(302) 455-1334

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☐       Accelerated filer  ☐

Non-accelerated filer  ☐         Smaller Reporting Company  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock
$0.001 par value	7,000,000	$ 0.16	$ 1,120,000	$ 44.02

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover such indeterminate number of additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the registrant’s outstanding shares to be offered pursuant to the applicable plan described herein.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h)(1) of the Securities Act of 1933, as amended, based on the average of the closing bid and asked prices for the registrant’s common stock within five business days prior to the date of filing of the Registration Statement ($0.16 as reported on the OTC Bulletin Board on June 16, 2008).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act (the “Section 10(a) Prospectus”) is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.   Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Robert G. Oberosler
Chief Executive Officer
Theater Xtreme Entertainment Group, Inc.
250 Corporate Boulevard, Suite E
Newark, DE 19702
(302) 455-1334

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Theater Xtreme Entertainment Group, Inc. (the “Registrant”) with the Commission, are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2007, as filed with the Commission on October 15, 2007;

(b)	The Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007, as filed with the Commission on November 19, 2007;

(c)	The Registrant’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2007, as filed with the Commission on February 19, 2008;
(d)	The Registrant’s Quarterly Report on Form 10-QSB/A for the quarter ended December 31, 2007, as filed with the Commission on May 16, 2008;
(e)	The Registrant’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007, as filed with the Commission on June 5, 2008;
(f)	The Registrant’s Current Report on Form 8-K as filed with the Commission on July 24, 2007;
(g)	The Registrant’s Current Report on Form 8-K as filed with the Commission on August 21, 2007;
(h)	The Registrant’s Current Report on Form 8-K as filed with the Commission on October 9, 2007;
(i)	The Registrant’s Current Report on Form 8-K as filed with the Commission on October 25, 2007;
(j)	The Registrant’s Current Report on Form 8-K as filed with the Commission on November 8, 2007;
(k)	The Registrant’s Current Report on Form 8-K as filed with the Commission on January 7, 2008;
(l)	The Registrant’s Current Report on Form 8-K as filed with the Commission on January 8, 2008;
(m)	The Registrant’s Current Report on Form 8-K as filed with the Commission on January 22, 2008;
(n)	The Registrant’s Current Report on Form 8-K as filed with the Commission on February 27, 2008;
(o)	The Registrant’s Current Report on Form 8-K as filed with the Commission on March 11, 2008;
(p)	The Registrant’s Current Report on Form 8-K as filed with the Commission on March 19, 2008;
(q)	The Registrant’s Current Report on Form 8-K as filed with the Commission on April 2, 2008;

(r)	The Registrant’s Current Report on Form 8-K as filed with the Commission on April 10, 2008;
(s)	The Registrant’s Current Report on Form 8-K as filed with the Commission on May 9, 2008;
(t)	The Registrant’s Current Report on Form 8-K as filed with the Commission on May 16, 2008;
(u)

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form SB-2, filed with the Commission on November 30,   2006, pursuant to Rule 415 under the Securities Act, and as declared effective by the Commission on December 22, 2006; and

(v)

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

David M. Bovi, Esq., the sole shareholder of David M. Bovi, P.A., the law firm issuing the Opinion of Counsel as to the legality of the securities being registered, owns shares of the Registrant’s common stock which are presently valued at less than $50,000.  Mr. Bovi may receive additional shares of the Registrant’s common stock in exchange for services rendered to the Registrant, which may cause the total aggregate value of Mr. Bovi’s shares of the Registrant’s common stock to exceed $50,000.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Bylaws (“Bylaws”) eliminate the personal liability of its officers, directors and executive committee members to the Registrant or its shareholders, to the extent permitted by Florida law. The Registrant’s Bylaws further eliminate the personal liability of its officers, directors and executive committee members when, in the discharge of any duty imposed or power conferred upon them by the Registrant, they acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful.

The Registrant’s Bylaws provide that it shall indemnify its officers and directors against liabilities and expenses actually and reasonably incurred by them in connection with any claims made against them, or the defense of any action to which they may be made a party, by reason of their having been an officer or director of the Registrant. However, no director or officer shall be indemnified against any matters as to which he is judged to be liable for negligent or willful misconduct in the performance of his duties or for which indemnification would be against public policy.

In addition, indemnification will only be permitted under the Bylaws if a determination is made that indemnification is proper in the circumstances because such person met the applicable standard or conduct. Such determination shall be made either: (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding or (2) by the shareholders who were not parties to such action, suit or proceeding.

The Registrant’s Articles of Incorporation provides the following with respect to liability: “the Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent permitted by law in existence either now or thereafter.”

The Florida Business Corporation Act allows the Registrant to indemnify each of its officers and directors who are made a party to a proceeding if (a) the officer or director conducted himself or herself in good faith; (b) his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and (c) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

No.	Description of Exhibit

5.1	Opinion of David M. Bovi, P.A.

23.1	Consent of Morison Cogen LLP

23.2	Consent of David M. Bovi, P.A. (filed as part of Exhibit 5.1)

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) to include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[SIGNATURES PAGE FOLLOWS]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of Delaware on the 19th day of June, 2008.

THEATER XTREME ENTERTAINMENT GROUP, INC.

By:	/s/ Robert G. Oberosler
Name: Robert G. Oberosler
Title: Chief Executive Officer

 In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Robert G. Oberosler	Chief Executive Officer and Director	June 19, 2008
Robert G. Oberosler

/s/ James J. Vincenzo	Chief Financial Officer	June 19, 2008
James J. Vincenzo

/s/ David R. Hludzinski	Director	June 19, 2008
David R. Hludzinski

/s/ Vincent P. Pipia	Director	June 19, 2008
Vincent P. Pipia
/s/ Harold R. Bennett	Director	June 19, 2008
Harold R. Bennett

/s/ H. Gregory Silber	Director	June 19, 2008
H. Gregory Silber